LETTER AGREEMENT

This Letter Agreement is entered into effective as of 25 April 2014 by and between PONTA E&P, LLP (“PONTA”), a Limited Liability Partnership whose address is 2000 Bering Drive, Suite 260, Houston, TX 77057, and HORIZON ENERGY CORP., 14116 Customs Boulevard, Suite 111, Gulfport, MS 39503 (“HORIZON”).

WHEREAS, PONTA, as operator, and HORIZON, as non-operator, are desirous of entering into a business relationship with PONTA, as oil and gas operator, and PONTA to furnish 82.89 acres of leases, also known as the Holmes Oil Unit 1 (HOU) with a 75% net revenue interest (NRI), and HORIZON to provide funding for some limited field operations on the HOU, with the execution of this Letter Agreement do hereby agree to the following terms and conditions for the purpose of conducting oil and gas operations in Cherokee and Rusk Counties, Texas; and,

WHEREAS, PONTA is the lessee of record of 16 leases covering approximately 82.89 acres more or less, known as the Holmes Oil Unit #1 (“HOU”), in Cherokee and Rusk Counties, Texas, said leases, and the property covered thereby being more fully described in Exhibit “A” attached hereto; and HORIZON is committed to being a non-operating partner in the venture to earn a working interest in the leases for a capital contribution as described below;

WHEREAS, PONTA has committed to assign HORIZON a 50% working interest (37.5% NRI) “Before Payout” in the 75% net revenue 82.89 ac. HOU; and, a 25% working interest (18.75% NRI) “After Payout” in the 75% NRI 82.89 ac. HOU from the surface to the base of the Pettet Formation held by PONTA;

WHEREAS, PONTA and HORIZON have entered into this Letter Agreement and a Joint Operating Agreement (“JOA”) is attached and with execution by all parties will govern their relationship concerning the 82.89 acre HOU leases; and

THEREFORE, it is the intent of PONTA and HORIZON to have all parties execute this Letter Agreement and Joint Operating Agreement (JOA) and become governed by the terms and provisions.

WITNESSETH

1.          The JOA attached as Exhibit “B” to this Letter Agreement and this executed Letter Agreement shall be construed together as one instrument and upon final election and terms acceptable to all parties will be executed in order to carry out proposed operations on the 82.89 acre HOU held by PONTA.

2.          In addition to outlining operational obligations, the JOA shall also control the financial obligations of the parties hereto and the penalties for failure to meet any cash calls. As to the division of ownership of those interests fully earned under this Letter Agreement and JOA in the 75% NRI of the HOU 82.89 acres by the parties hereto, this Letter Agreement shall control. Furthermore this Letter Agreement shall control the division of ownership of those interests fully earned under the JOA which shall commence with PONTA having a 50% working interest (37.5% NRI) “Before Payout” in the 75% NRI 82.89 ac HOU and 75% working interest (56.25% NRI) “After Payout”; and HORIZON shall have a 50% working interest (37.5% NRI) “Before Payout” in the 75% net revenue 82.89 ac HOU and 25% working interest (18.75% NRI) “After Payout” assigned until Payout of HORIZON’S ONE HUNDERD THOUSAND ($100,000) DOLLARS plus their 50% contribution to the insurance costs is reached as that term is defined below, the ownership interests of the parties to this Agreement shall automatically convert to the 75% working interest (56.25% NRI) in favor of PONTA “After Payout” and 25% working interest (18.75% NRI) in favor of HORIZON when payout occurs.

3.     Payout shall be deemed to have occurred when the producing well has generated revenue sufficient to cover the turnkey completion cost of US$ 100,000, less any lease operating expenses (“LOE”), insurance costs, severance taxes, ad valorem taxes, sales taxes, royalty and overriding royalty payments attributable to the said HOU well. Any other taxes such as income taxes or franchise taxes shall not be considered in calculating payout The accounting for the calculation of payout will be conducted by PONTA at its office and a monthly statement will be generated and sent to HORIZON as non-operator. Lease operating expenses will be split evenly by the partners on a 50% basis until payout and then revert to 75% Ponta and 25% HORIZON. The normal monthly lease operating expenses include $450/month for pumper’s fee and $600/month for accounting and administration. During the course of normal operations, a workover of the well has to be performed occasionally and will be billed to the partners based on their working interest The normal cycle for workover operations for wells in the Pettet Formation in this area is about every 1.5 years in order to clean paraffin out of the tubing. This workover operation usually costs about $20,000 or $1,100/month added to the LOE. Additionally, insurance costs will be split on a 50% basis between PONTA and HORIZON and HORIZON’s share will be added to the base payout amount of $100,000.

4.     In order to earn a 50% working interest (37.5% NRI) “Before Payout” in the 75% net revenue 82.89 ac HOU and 25% working interest (18.75% NRI) “After Payout” held by PONTA, HORIZON has agreed to the following workover operations based on a maximum financial commitment of US$ 100,000 plus 50% of insurance costs and normal operations, stipulated in the Joint Operating Agreement (JOA) that is Exhibit “B” including the joint accounting document (COPAS) attached as Exhibit “C” and AFE attached as Exhibit “H”:

a.) Frac the Holmes Unit #1 well in the Lower Pettet Transition Zone. HORIZON will fund the workover operations and testing of the zone of interest for a Turnkey Cost of US$ 100,000 plus its 50% share of insurance costs. Ponta will fund any amount over the $100,000 plus its 50% share of insurance costs. HORIZON shall also earn its proportionate share of equipment that is part of the HOU property including a pumping unit, tanks, and separators.

5.     Term. This Agreement shall terminate pursuant to the provisions of Article XIII Option 1 of the JOA.

6.     Binding Upon Heirs, Personal Representatives, Successors and Assigns. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of each of the parties to this Agreement.

7.     Entire Agreement. This Letter Agreement and the JOA set forth the entire agreement by and between PONTA and HORIZON.

8.     GOVERNING LAW. THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THIS AGREEMENT.

9.     Relationship. It is not intended, and this agreement shall not be construed to create or perpetuate a partnership, joint venture, mining partnership or association of any kind between the parties.

10.   Indemnification: PONTA shall indemnify HORIZON from any and all claims arising out of PONTA’S operation of the HOU.

ACKNOWLEDGEMENTS

IN WlTNESS WHEREOF, this agreement is executed effective as of the date set forth above.

Ponta E&P LLP (Operator)

By:	/s/ Milton H. West, III
	Print Name	Milton H. West, III

	Title	Partner

STATE OF TEXAS                          §

COUNTY OF HARRIS                    §

This instrument was acknowledged before me, this 23rd day of April, 2014, by Milton H. West, III.

Diana Olivares
Notary Public for the State of Texas
Printed Name:	Diana Olivares

Horizon Energy Corp (Non-operator)

By:	/s/ Robert Bludorn
	Print Name	Robert Bludorn

	Title	President and CEO

STATE OF LA.                                 §

COUNTY OF ST. TAMMANY       §

This instrument was acknowledged before me, this 13th day of May, 2014, by Robert. Bludorn.

Steven Teal
Notary Public for the State of LA.
Printed Name:	Steven Teal

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OPERATING AGREEMENT DATED April 25, 2014 BETWEEN PONTA E&P LLP, AS OPERATOR, and HORIZON ENERGY CORP AS NON-OPERATOR.

The leases total 82.89 acres, more or less, covering three tracts in the Stephen F. Noble Survey A-637 in Cherokee County, TX and M.H. Davis Survey A-249 in Cherokee and Rusk Counties, Texas.

EXHIBIT “B”

Attached to and made a part of that certain letter agreement dated April 5, 2014 between PONTA and HORIZON.

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

EXHIBIT “C”

NAME OF OWNER	LEASE DATE	LEASE VOL/PAGE	LESSOR LSE ROYALTY

Faye Louise Byrd	7/29/2011	2087/733	0.187500

Larry C. Christopher	7/29/2011	2087/742	0.187500

Danny F. Christopher	7/29/2011	2087/749	0.187500

Celesta Christopher Whatley	7/29/2011	2087/752	0.187500

Donna Faye Baker	7/29/2011	2087/730	0.187500

Marie Christopher	7/29/2011	2087/739	0.187500

Patricia B. Christopher	7/29/2011	2087/736	0.187500

Lewie Byers	7/29/2011	2087/745	0.200000

William M. Holland	7/29/2011	2094/315	0.200000

Pogo Producing Company, LLC	10/31/2011	2088/215	0.250000

Culroy PA, a Texas general partnership	11/11/2011	2094/307	0.200000

LaNelle F. Hawkins, Trustee of the Hawkins Revocable Trust	11/11/2011	2094/311	0.200000

Donald W. Hawkins	11/11/2011	2094/319	0.200000

Wyatt T. Norman, III	11/11/2011	2094/304	0.250000

Kevin Bliss Norman	11/11/2011	2094/304	0.250000

Carl Dan Downs and Deborah Joy Holmes Downs, husband and wife	1/17/2011	2053/816	0.187500